                                                                  EXHIBIT (e)(7)

                         CORPORATE OPPORTUNITY AGREEMENT

         This Corporate Opportunity Agreement ("Agreement") is made and entered into as of October 1, 1997, by and between Gulf Canada Resources Limited, a Canadian corporation, and Gulf Indonesia Resources Limited, a New Brunswick corporation.

         WHEREAS, Gulf Indonesia is engaged in the E&P Business in Indonesia;
and

         WHEREAS, a majority of the outstanding capital stock of Gulf Indonesia is owned by Gulf Canada; and Gulf Canada may have certain fiduciary duties to Gulf Indonesia resulting from its ownership and control of Gulf Indonesia; and

         WHEREAS, Gulf Canada is engaged in the E&P Business in numerous locations around the world, including, through Gulf Indonesia, in Indonesia; and

         WHEREAS, the law relating to fiduciary duties that Gulf Canada may owe to Gulf Indonesia is not clear; the application of such law to particular circumstances is often difficult to predict; and if a court were to hold that Gulf Canada breached any such duty Gulf Canada could be held liable for damages in a legal action brought on behalf of Gulf Indonesia; and

         WHEREAS, Gulf Indonesia and Gulf Canada desire to enter into this Agreement in order (i) to define duties that Gulf Canada will owe to Gulf Indonesia with respect to business opportunities and rights that Gulf Canada will have with respect to business opportunities and (ii) to specify circumstances in which Gulf Canada will be deemed not to have breached any duty to Gulf Indonesia; and

         NOW, THEREFORE, in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, and the benefits to be derived here from, and other good and valuable consideration, the receipt and the sufficiency of which each of the parties hereto acknowledges and confesses, the parties hereto agree as follows:

                  1. CERTAIN DEFINED TERMS. In addition to the terms defined in this Agreement, the capitalized terms used in this Agreement will have the meanings ascribed to such terms in Exhibit A hereto, which is hereby made a part of this Agreement as if set forth in full in this Agreement.

                  2. AGREEMENT BY GULF INDONESIA. Gulf Indonesia agrees that until the termination of this Agreement it will not, without Gulf Canada's consent, acquire an E&P Business Asset unless such E&P Business Asset is located in Indonesia or acquire, directly or indirectly, an E&P Investment, unless a majority of the fair market value of the E&P Business Assets owned by the E&P Investment Entity are located in Indonesia.

                  3. AGREEMENT BY GULF CANADA. Gulf Canada agrees that until the termination of this Agreement (i) if it acquires, in a single transaction or series of related transactions, Qualifying

E&P Business Assets or (ii) if it acquires, in a single transaction or series of related transactions, E&P Investments issued by E&P Investment Entities that own Qualifying E&P Business Assets, then Gulf Canada will either (x) offer (the "Offer") to Gulf Indonesia, within one year of Gulf Canada's acquisition, the opportunity to acquire all, but not part, of such Qualifying E&P Business Assets at a price equal to Gulf Canada's aggregate costs in acquiring such assets (using a reasonable allocation method if non-Indonesian E&P Business Assets were also acquired, either directly or indirectly through the acquisition of E&P Investments) plus all additional costs that would be incurred by Gulf Canada in transferring such assets to Gulf Indonesia, including without limitation, conveyance costs, interim financing costs, income or other taxes that would be incurred as a result of such transfer and costs that would be incurred in obtaining necessary third party and governmental consents to the transfer to Gulf Indonesia or (y) cause some or all of its representatives to resign from the Board of Directors of Gulf Indonesia so that a majority of the Directors of Gulf Indonesia will be individuals who are neither directors nor employees of Gulf Canada (such action referred to herein as "Required Resignation"), provided, that, in connection with any such transfer to Gulf Indonesia pursuant to clause (x) above, Gulf Canada will have the right to require Gulf Indonesia to assume any liabilities, contingent or otherwise, associated with the Qualifying E&P Business Assets transferred and to indemnify and hold harmless Gulf Canada with respect to any such liabilities, provided, further, that Gulf Canada shall have no obligation to make an Offer or effect a Required Resignation with respect to such Qualifying E&P Business Assets in the event any such Offer or the transfer to Gulf Indonesia of the applicable Qualifying E&P Business Assets pursuant to clause (x) above, (A) can not be effected because of restrictions imposed by law or (B) would violate previously existing contractual commitments to third parties or (C) would impose liability on Gulf Canada relating to a breach of fiduciary or other duties that Gulf Canada may owe to third parties, unless and until Gulf Indonesia (1) in the case of such contractual commitments provided in clause (B) above, agrees to indemnify and hold harmless Gulf Canada from the cost of obtaining relief from such contractual commitments or (2) in the case of liability for a breach of fiduciary duties provided in clause (C) above, agrees to indemnify and hold harmless Gulf Canada for any such breach resulting from any such Offer or transfer and in the case of (1) or (2) provides an opinion of counsel, reasonably satisfactory to Gulf Canada, that such indemnity is valid and binding. If Gulf Canada makes an Offer to Gulf Indonesia pursuant to the foregoing, Gulf Indonesia shall have 90 days to elect to purchase such Qualifying E&P Business Assets by giving written notice to Gulf Canada, which election shall be made by the Independent Committee of Gulf Indonesia (which must have unanimously approved such purchase if clause (B) or (C) above is applicable), and if Gulf Indonesia elects to so purchase, such transaction shall be consummated as soon as practicable. If Gulf Indonesia does not elect to purchase such Qualifying E&P Business Assets, Gulf Indonesia agrees that it will have no right to acquire, invest in, or participate in additional investments with respect to such Qualifying E&P Business Assets. In connection with the foregoing, Gulf Canada will provide written notice to Gulf Indonesia within 30 days after its acquisition of Qualifying E&P Business Assets.

         4. GULF INDONESIA OPTION TO TERMINATE. In the event Gulf Canada fails to make an Offer pursuant to Section 3 above under circumstances in which it is required to either make an Offer or effect a Required Resignation, then Gulf Indonesia may in its sole discretion terminate this Agreement and one or more of the Services Agreements by giving Gulf Canada written notice of such election within 90 days after the date by which Gulf Canada was required to elect to make such Offer or effect a Required Resignation.

         5. Agreement to Supply Information. Gulf Canada agrees that, in connection with any Offer presented to Gulf Indonesia pursuant to Section 3 of this Agreement, Gulf Canada will furnish to Gulf Indonesia all information in Gulf Canada's possession or reasonably available to Gulf Canada regarding the Qualifying E&P Business Assets in question that it reasonably believes is material to a decision by Gulf Indonesia whether or not to pursue such opportunity.

         6. Termination. This Agreement shall terminate immediately upon the earlier of (a) the first date after the date hereof on which Gulf Canada no longer owns directly or indirectly a majority of the ordinary shares of Gulf Indonesia or shares of Gulf Indonesia!s capital stock entitled under ordinary circumstances to a majority of the votes entitled to be cast in the election of Gulf Indonesia's directors or (b) Gulf Indonesia's election to terminate this Agreement pursuant to Section 4. Termination of this Agreement will not affect Gulf Canada's obligation with respect to any Qualifying E&P Business Assets acquired by Gulf Canada prior to such termination.

         7. Marketing, Transportation and Sale. Notwithstanding anything to the contrary herein, Gulf Indonesia may engage in the marketing, transportation and sale worldwide of Hydrocarbons produced in Indonesia.

         8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Alberta, Canada.

         9. Arbitration. The parties hereto agree to the following:

         (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with such rules as may be agreed upon by the parties hereto, or failing agreement, in accordance with the provisions of the Arbitration Act (Alberta) as such rules may be modified herein.

         (b) An award rendered in connection with an arbitration pursuant to this section shall be final and binding, and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (c) The forum for arbitration under this section shall be Calgary, Alberta, and the governing law for such arbitration shall be laws of Alberta.

         (d) Either of the parties hereto shall have the right to commence an arbitration by sending a notice to the other which shall state inter alia: (i) the amount of the controversy (ii) the nature of the controversy and (iii) that party's nominee, if any, for arbitrator.

         (e) Arbitration under this section shall be conducted by a single arbitrator selected by negotiations between an authorized attorney for each party. If after a period of 30 days from the demand for arbitration no single arbitrator is selected, then such single arbitrator shall be selected in accordance with the provisions of the Arbitration Act (Alberta). In connection with the selection of such single arbitrator, consideration shall be given to familiarity with the oil and gas business and experience in dispute resolution between the parties, as a judge or otherwise.

         (f) If the arbitrator cannot continue to serve, a successor shall be selected by the procedures set forth in Section 8(e) hereof.

         (g) The arbitrator shall be guided, but not bound, by the rules of evidence and by the procedural rules, including discovery provisions, of the Rules of Civil Procedure of the Province of Alberta. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator's ruling on discovery and procedural matters shall be binding on the parties.

         (h) The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrator, which shall be shared equally by the parties hereto.

                  EXECUTED as of the date first set forth above.



GULF CANADA RESOURCES LIMITED

BY:  /s/
   --------------------------------
   Name:
        ---------------------------
   Title: Senior Vice President
         --------------------------

  /s/ [ILLEGIBLE]
      ASSISTANT SECRETARY

GULF INDONESIA RESOURCES LIMITED


BY: /s/ [ILLEGIBLE]
   --------------------------------
   Name:  [ILLEGIBLE]
        ---------------------------
   Title: PRESIDENT & CEO
         --------------------------

  /s/ [ILLEGIBLE]
      CORPORATE SECRETARY

                                    EXHIBIT A


                              CERTAIN DEFINED TERMS


         In addition to such other defined terms as may be set forth in the Agreement of which this Exhibit A is a part, as used in such Agreement or in this Exhibit A, the following terms have the following respective meanings:

         "E&P Business" means the oil and gas exploration, exploitation, development and production business and includes without limitation (a) the ownership of oil and gas property interests (including concessions and production sharing agreements, and including agreements referred to in the international oil and gas industry as "service contracts" whereby a company involved in the E&P Business agrees to explore, develop and operate oil and gas properties in return for a fee for each unit of production), and (b) the ownership and operation of real and personal property used or useful in connection with exploration for Hydrocarbons, development of Hydrocarbon reserves upon discovery thereof and production of Hydrocarbons from wells located on oil and gas properties; but such term does not include the oilfield service business.

         "E&P Business Assets" means interests in oil and gas properties (including concessions, production sharing agreements and service contracts, as such terms are used in clause (a) of the definition of E&P Business), and real and personal property used or useful in connection with the production and sale of Hydrocarbons from wells located on oil and gas properties.

         "E&P Investment" means equity securities of an entity owning E&P Business Assets, which together with other equity securities owned by the acquiring entity, constitute a majority of the outstanding common equity securities of the issuer of such equity securities or are entitled to a majority of the votes entitled to be cast under ordinary circumstances in the election of directors, or members of a comparable governing body.

         "E&P Investment Entity" means an entity whose equity securities constitute an E&P Investment.

         "fair market value" means (i) for purposes of Section 2, such value as shall be determined in good faith by the Independent Committee of Gulf Indonesia and (ii) for purposes of Section 3, such value as shall be determined in good faith by the Board of Directors of Gulf Canada.

         "Gulf Canada" means Gulf Canada Resources Limited together with its subsidiaries and other affiliated entities directly or indirectly controlled by it, other than Gulf Indonesia and entitles directly or indirectly controlled by it

         "Gulf Indonesia" means Gulf Indonesia Resources Limited together with its subsidiaries and other affiliated entities directly or indirectly controlled by it.

         "Hydrocarbons" means oil, gas or other liquid or gaseous hydrocarbons.

         "Independent Committee" means a committee to be established by the Board of Directors of Gulf Indonesia comprised at all times of all of those directors of Gulf Indonesia who are neither directors nor employees of Gulf Canada nor employees of Gulf Indonesia.

         "Indonesia" means all territories of the Republic of Indonesia, including in each case offshore areas that are contiguous to such states, provinces or territories or portions thereof.

         "Qualifying E&P Business Assets" means E&P Business Assets located in Indonesia that have a fair market value in excess of $100 million at the time of Gulf Canada's acquisition thereof, directly or through the acquisition of E&P Investments issued by an E&P Investment Entity.

         "Services Agreements" means each of the Technical Services Agreement, the Information Services Agreement and the Administrative Services Agreement between Gulf Indonesia and Gulf Canada executed on even date herewith.




                                       A-2